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SEC 1344            PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF
(7-2000)            INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
Previous            RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
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                        UNITED STATES               OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION     OMB NUMBER: 3235-0058
                    WASHINGTON, D.C. 20549          Expires: January 31, 2002
                                                    Estimated average burden
                         FORM 12b-25                hours per response....2.50


               NOTIFICATION OF LATE FILING          SEC File Number 0-29027


(Check One):
[ ] Form 10-K           [ ] Form 11-K            [ ] Form 20-F
[X] Form 10-Q           [ ] Form N-SAR

    For Period Ended:      June 30, 2001
                      -------------------------

[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

    For the Transition Period Ended:
                                     -----------------------------------------

    Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I--REGISTRANT INFORMATION

Whitehall Limited, Inc.
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Full Name of Registrant


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Former Name if Applicable

290 Cocoanut Avenue
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Address of Principal Executive Office (Street and Number)

Sarasota, Florida 34236
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City, State and Zip Code

                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]        (b)     The subject annual report, semi-annual report,
                            transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20F, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The registrant recently changed accounting firms which has resulted in a delay in the preparation and filing of its quarterly report on Form 10-QSB for the period ended June 30, 2001.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                              SEC 1344 (11/91)
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                           PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

               Ronald Mustari                 (941)              954-1181
     ----------------------------------   --------------   ---------------------
                   (Name)                   (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). Form 10-QSB for periods ending June 30, September 30, and December 31, 2000

                                                                [ ] Yes   [X] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be indicated in the subject report or portion thereof?

                                                                [ ] Yes   [X] No


                                   SIGNATURE


                            Whitehall Limited, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 13, 2001                           By: /s/ RONALD MUSTARI
                                                    ----------------------------
                                                        Its: President